UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2013

American Learning Corporation

(Exact name of registrant as specified in its charter)

New York	0-14807	11-2601199
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Jericho Plaza, Jericho, New York 11753

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (516) 938-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

American Learning Corporation (the “Company”) announced that the Company intends to voluntarily file a Form 15 (Certification and Notice of Termination of Registration) with the Securities and Exchange Commission (the "SEC") on April 30, 2013 to terminate the registration of its common stock and suspend its reporting obligations under the Securities Exchange Act of 1934, as amended. The Company is eligible to terminate its registration by filing a Form 15 because it has fewer than 300 shareholders of record at the beginning of its current fiscal year.

The Company’s Board of Directors authorized the termination of registration of the Company’s common stock after careful consideration of the advantages and disadvantages of being an SEC reporting company. The Board concluded that the consequences of remaining an SEC reporting company, which includes significant costs associated with regulatory compliance, outweighed the current benefits of remaining registered with the SEC.

The Form 15 will become effective 90 days after filing if there are no objections from the SEC or such shorter period as the SEC may determine. The Company's SEC reporting obligations, including the obligations to file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, will be immediately suspended upon the filing of the Form 15, unless the SEC denies the effectiveness of Form 15, in which case the Company is required to file all required reports within 60 days of such denial.

The Company expects that, as a result of the Form 15 filing, its common stock will be removed from trading on the OTCQB Marketplace. Shares are anticipated being available for trading on the OTC Markets, although there can no assurances that any trading market for the Company's securities will exist after the Company has filed the Form 15, and the liquidity of such trading market may be very limited.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1	Press Release of American Learning Corporation, dated April 29, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN LEARNING CORPORATION

Date:	April 29, 2013	By:	/s/ Gary Gelman
Gary Gelman
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of American Learning Corporation, dated April 29, 2013.